AMENDMENT TO SUBADVISORY AGREEMENT

                         DEUTSCHE ASSET MANAGEMENT, INC


     AMENDMENT made as of this 28th day of April 2006 to the Subadvisory Agreement dated October 17, 2005 (the "Amendment"), between John Hancock Investment Management Services, LLC (formerly, Manufacturers Securities Services, LLC), a Delaware limited partnership (the "Adviser"), and Deutsche Asset Management, Inc., a Delaware Corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.   CHANGE IN SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

     Paragraph 2.i. of the Agreement is hereby amended to read as follows:

     The Subadviser shall be entitled to sub-delegate, where necessary, the performance of any or all of the services hereunder to any member of a company controlled by Deutsche Bank AG ("Group Companies"), provided that if such delegation would violate the anti-assignment provisions of the Investment Advisers Act, then it shall not be permitted without the approval of the Trustees, and provided that the Subadviser shall be responsible for any acts or omissions of any Group Company, including any of its officers, directors, employees or agents, in performing any services that are delegated or sub-delegated pursuant to this Section 2.i.

2.   CHANGE IN APPENDIX A

     Appendix A of the Agreement, "Compensation of Subadviser," is hereby amended to add the Global Real Estate Fund.

2.   EFFECTIVE DATE

     This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II and
(ii) execution of the Amendment.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)


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

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.


JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC



By:  /s/ John G. Vrysen
     ------------------
     John G. Vrysen
     Executive Vice President and Chief Financial Officer



DEUTSCHE ASSET MANAGEMENT, INC



By:  /s/ Michael Colon
     -----------------
     Name: Michael Colon
     Title: COO - DeAM Americas

By:  /s/ Jennifer Karam
     ------------------
     Name: Jennifer Karam
     Title: Director


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

                                   APPENDIX A
                                   ----------

     The Subadviser shall serve as investment subadviser for the Portfolio of the John Hancock Funds II listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed separately for the Portfolio at an annual rate as follows (the "Subadviser Fee"):

                                                           Between
                                      First              $500 million            Excess of
                                   $500 million        and $750 million         $750 million
                                   of Aggregate          of Aggregate           of Aggregate
Portfolio                          Net Assets*           Net Assets*            Net Assets*
---------                          ------------        ----------------         ------------

Global Real Estate Fund

*The term Aggregate Net Assets includes the net assets of the Portfolio of John Hancock Funds II. It also includes with respect to the Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the John Hancock Funds II are determined as of the close of business on the previous business day of John Hancock Funds II, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)             Other Portfolio(s)
------------------             ------------------
Global Real Estate Fund   --   Global Real Estate Trust,
                                a series of John Hancock Trust

     The Subadviser Fee for the Portfolio shall be equal to (i) the total fee determined by applying the annual percentage rates in the table above to the Aggregate Net Assets times (ii) the net assets for such Portfolio, divided by
(iii) the Aggregate Net Assets (the "Applicable Annual Fee"). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


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